Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary: Mercantile Bankshares Corporation Announces 3:2 Stock Split

BALTIMORE, MARYLAND, January 10, 2006 - Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) announced that, at a meeting held today, Mercantile’s Board of Directors declared a three-for-two stock split on its common stock, payable in the form of a stock dividend on January 27, 2006 to stockholders of record as of the close of business on January 20, 2006.  The stock dividend will be paid by issuing one additional share of common stock for every two shares of outstanding common stock of Mercantile.  In addition, the Board stated its intention to raise the pre-split annualized per share dividend rate from $1.52 to $1.56.  This results in a slight increase in the quarterly per share dividend which, on a pre-split basis, would be $0.39 instead of $0.38.  After the split, the indicated quarterly dividend rate will be $0.26 per share.  Fractional shares will be settled in cash, based on the closing price of Mercantile shares on January 27, 2006, as reported by the Nasdaq National Market System.

Mr. Kelly stated: “The stock split should help to make Mercantile shares more accessible to retail investors.”  This will be the fifth split since Mercantile’s inception as a holding company in 1969.  Following the stock split, the number of outstanding shares will increase to approximately 123 million. Mercantile’s last stock split, also three-for-two, was effected in June 1997.

Mercantile Bankshares Corporation, with more than $16 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. Its member banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania from a network of more than 238 offices and more than 250 ATMs.  As of September 30, 2005, the Investment & Wealth Management division had assets in excess of $46 billion, with management responsibility for more than $21 billion.  Additional information is available at www.mercantile.com.

Contact:

David E. Borowy

Investor Relations

410-347-8361

david.borowy@mercantile.com